EXHIBIT 10.4

12.31.10

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between Dave Johnson (“you”) and Warner/Chappell Music, Inc. (the “Company”). You and the Company agree as follows:

1. Separation Date. Your employment with the Company will end on June 30, 2011 (the “Separation Date”). As of that date, you will have no further authority or responsibilities as an employee of the Company. Also as of that date, the Employment Agreement between you and the Company dated May 14, 2008, effective as of July 1, 2008 as amended November 24, 2008 (the “Employment Agreement”), will be terminated, with no liability to either you or the Company, except as specifically set out in this Agreement and (ii) you shall also resign as an officer of the Company and its subsidiaries and affiliates (if applicable) by further agreeing to execute promptly at the request by the Company any additional documents necessary to effectuate this provision. For purposes of clarification, termination of your employment shall be deemed to be for Good Reason as defined in your Employment Agreement pursuant to Paragraph 10(b). At any time during the period from January 1, 2011 to June 30, 2011, Company may elect by written notice to you that during the remainder of such period you shall render services to Company from your home (rather than the offices of Company), and during such period you shall provide such services as Company may request. For purposes of clarification, notwithstanding whether or not Company elects to exercise the foregoing option, you shall remain employed by Company with the title of “Chairman, Warner/Chappell Music, Inc.” through the Separation Date, and Company shall continue to pay you salary and provide you benefits in accordance with the terms of the Employment Agreement through the Separation Date.

2. Separation Benefits. The following separation benefits are in exchange for the promises you are making in this Agreement, and specifically the release in Paragraph 7(a), provided that this Agreement is executed in full no later than 21 calendar days and not revoked pursuant to Paragraph 15(b) below following the date you receive this Agreement:

(a) (i) Company will pay you severance in the form of salary continuation, consistent with regular payroll practices. The severance will equal a total gross payment of $1,800,000 (which includes a bonus with respect to the period from October 1, 2010 to February 15, 2011 of the 2011 fiscal year in the amount of $300,000, representing a time-prorated portion of your annual target bonus of $800,000), and shall be paid to you by means of payments at a rate of $700,000 per annum (less required withholdings) made for approximately 133.7 weeks, continuing from July 1, 2011 to January 14, 2014. Such payments shall commence on the next possible pay cycle following the Separation Date; provided that Company shall cease making such payments if this Agreement is not executed in full within 21 calendar days following the date you received this Agreement or if you revoke this Agreement during the revocation period described herein.

(ii) In addition, Company shall pay to you a bonus with respect to the period from February 15, 2011 to June 30, 2011, the amount of which shall be determined by Company in good faith, but in Company’s sole discretion, taking into account such factors as your role and your performance during such period and the performance of Company and of Warner Music Group during Company’s 2011 fiscal year. Such bonus shall be paid to you by means of salary continuation at a rate of $700,000 per annum (less required withholdings) commencing on January 15, 2014 and continuing until such bonus is paid in full. The period from July 1, 2011 until the date on which such bonus is paid in full shall be referred to herein as the “Payment Period.”

You are not required to seek other employment to receive the payments set out in clauses (i) and (ii) above, and the Company will not reduce your severance if you obtain other earnings.

(b) The Company will continue to provide you and your dependent family members with coverage under the Company’s medical, dental and vision plans (to the extent those dependents are currently eligible for such coverage under the terms of the applicable programs) until the earlier of (i) the last day of the month in which the Payment Periods ends or (ii) the date you become eligible for another medical insurance plan.

(c) During the Payment Period, you will continue to participate in the Company’s basic life insurance plan as if you were a full-time employee of the Company, subject to the terms and conditions of the plan.

(d) For purposes of clarification, in the event of your disability or death during the Payment Period, the severance payment as set forth in Paragraph 2(a) shall continue to be paid to you or your estate.

(e) In the event your employment with Company terminates before the Separation Date for any reason, the date of such termination shall instead be deemed the “Separation Date,” and the severance payments set forth in Paragraph 2(a) shall commence on the next possible pay cycle following the date on which your employment with Company terminates; provided that this Agreement has been executed in full and you have not revoked this Agreement during the revocation period described herein.

3. Vacation Pay. The Company will pay you any accrued and unused vacation time through the Separation Date.

4. No other Payments or Benefits: Your automobile allowance and financial advisory services allowance will terminate as of the Separation Date. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company.

5. COBRA Benefits. Under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended, you may have the right, at your expense, to elect to continue your and/or your dependents’ current medical health insurance coverage including dental and vision insurance coverage under the group insurance plan maintained by the Company. Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

6. Stock Options. As of the Separation Date, solely for purposes of determining how long any Warner Music Group Corp. stock options (“Options”) previously granted to you shall remain exercisable, your termination of employment shall be treated as a termination by the Company without cause or by the executive for Good Reason (a “6(a)(iii) Termination” as defined in the applicable stock option agreements) and any vested Options held by you shall remain exercisable until such dates as are provided pursuant to the terms of the applicable stock option plans and agreements for a 6(a)(iii) Termination (i.e., one hundred and twenty (120) days following the Separation Date). Unvested options shall immediately terminate on the Separation Date.

7. Mutual Waiver and Release.

(a) Waiver and Release by You. You agree that you are not otherwise entitled to receive the separation benefits described in Paragraph 2, and that these benefits are sufficient consideration for the following Waiver and Release.

(i) In exchange for the payments and other benefits you are receiving under this Agreement, you agree to waive, release and forever discharge the Company, its successors, parents, subsidiaries and affiliates, and their respective directors, officers, agents, representatives and employees (the “Company Group”) from all claims of any kind. You release the Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims that cannot be waived or released under the law. Your release includes all claims relating the Employment Agreement your employment with the Company, your benefits through the Company, or the termination of your employment, whether arising under common law, federal, state or local law, regulation, ordinance or order. Examples of claims waived and released by you including, but not limited to, any alleged violation of the following laws and other sources of legal rights, as amended:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	the Immigration Reform and Control Act of 1986;

•	the Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	the Worker Adjustment and Retraining Notification Act;

•	the Occupational Safety and Health Act;

•	the Rehabilitation Act of 1973;

•	the Fair Credit Reporting Act;

•	the Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•	the New York Human Rights Law;

•	the New York Executive Law;

•	the New York Labor Law;

•	the New York Civil Rights Law;

•	the New York Equal Pay Law;

•	the New York Whistleblower Law;

•	the New York Legal Activities Law;

•	the New York Wage-Hour and Wage Payment Laws and Regulations;

•	the New York Minimum Wage Law;

•	the New York Occupational Safety and Health Laws;

•	the Non-discrimination and Anti-retaliation Provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;

•	the New York State Worker Adjustment and Retraining Notification Act;

•	the New York City Human Rights Law;

•	the New York City Administrative Code and Charter;

•	California Family Rights Act – Cal. Gov’t Code § 12945.2 et seq., as amended;

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq., as amended;

•	California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq., as amended;

•	California Sexual Orientation Bias Law – Cal. Lab. Code § 1101 et seq., as amended;

•	Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq., as amended;

•	California Confidentiality of Medical Information – Cal. Civ. Code § 56 et seq., as amended;

•	California Smokers’ Rights Law – Cal. Lab. Code § 96, as amended;

•	California Parental Leave Law – Cal. Lab. Code § 230.7 et seq., as amended;

•	California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq., as amended;

•	California Wage Payment Act, as amended;

•	California Equal Pay Law – Cal. Lab. Code § 1197.5 et seq., as amended;

•	California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c), as amended;

•	California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394 et seq., as amended;

•	Statutory Provision Regarding California Family and Medical Leave – Cal. Lab. Code § 233, as amended;

•	California Parental Leave for School Visits Law – Cal. Lab. Code § 230.7 et seq., as amended;

•	Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435 et seq., as amended;

•	The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;

•	California Consumer Reports: Discrimination Law – Cal. Civ. Code § 1786.10 et seq., as amended;

•	California Political Activities of Employees Act – Cal. Lab. Code § 1101 et seq., as amended;

•	California Domestic Violence Victim Employment Leave Act – Cal. Lab. Code § 230.1, as amended;

•	California Voting Leave Law – Cal. Elec. Code § 14350 et seq., as amended;

•	California Court Leave Law – Cal. Lab. Code § 230, as amended;

•	Those other provisions of the California Labor Code that lawfully may be released;

•	Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq., as amended;

•	any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance;

•	any public policy, contract, tort law or common law;

•	or any statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.

(ii) Nothing in this Waiver and Release prevents you from filing a charge with an administrative agency or cooperating with the investigation of such a charge. However, you waive your right to any personal relief for claims that you have released, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief. You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

(b) Waiver and Release by the Company. The Company waives, releases, and forever discharges you from all claims the Company may have against you as of the date it signs this Agreement under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with the Company.

8. No Admission. You and the Company each acknowledge that nothing in this Agreement is an admission of liability or wrongdoing by either you or the Company.

9. Confidentiality and Non-Disclosure. You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements including this Agreement between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior written approval of the Executive Vice-President and Chief Communications Officer for Warner Music Group, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

10. Cooperation. To the extent allowed by law, you agree to cooperate reasonably and truthfully with the Company in the prosecution, defense or pursuit of any matter in which you were involved during your employment; provided that (a) such cooperation shall not unreasonably interfere with your personal and business affairs and (b) Company approves all reasonable expenses which may be required to by incurred by you in order to provide such cooperation and any such approved expenses shall be paid by Company or reimbursed to you upon presentation of appropriate documentation. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company, unless your participation is protected under the law.

11. Protected Disclosures and Statements. Nothing in this Agreement prohibits you from responding truthfully to a lawfully-issued subpoena, court order, or other binding request by a regulatory agency or governmental authority. However, you agree to notify the General Counsel of Warner Music Group within 24 hours of receiving a subpoena or court order to publish or disclose any trade secrets or Confidential Information.

12. Return of Property. You agree to promptly after the Separation Date return to the Company all property of the Company in your possession, including, but not limited to: keys, identification cards, files, records, credit cards, electronic equipment, and books and manuals issued to you by the Company.

13. Card Pay-Off Requirement. You acknowledge that any outstanding balances on corporate credit cards provided to you by the Company have been paid in full, or will be fully paid prior to the due date specified by the credit card provider. Company reserves the right to cease payment of separation benefits under this Agreement if Employee’s corporate credit card balance is not paid off in full within 7 days of the due date. The Company shall reimburse you for your reasonable business expenses actually incurred or paid by you prior to the Separation Date, in accordance with Company policy, upon the submission by you of reasonable supporting documentation in Company’s standard form.

14. Non-Solicitation. For a period of one year after the Separation Date, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, where such contract was in effect or being negotiated during the one year prior to the last day of your employment to end its relationship with the Company, affiliate or label, or to violate any provision of his or her contract; or (b) solicit, negotiate with, induce or encourage any employees of the Company or of Company’s affiliates in the United States to leave their employment.

15. Representations and Effective Date.

(a) Consideration Period. You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990 arising from your employment with Company, the termination of that employment or any other dealings of any kind between you and the Company Group as of the date you sign this Agreement unless you have revoked this Agreement pursuant to Paragraph 15(b), in consideration for the monies and/or benefits specified in Paragraph 2 above. You acknowledge that you have been advised to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it, and that you have been given the time necessary to seek such advice and counsel. You have had at least 21 days to consider this Agreement. You also agree that the 21-day consideration period will not restart if changes, material or immaterial, are made to this Agreement, and you waive any right you might have to restart the running of the 21-day consideration period. You acknowledge that you have read this Agreement and that you have signed this Agreement freely and voluntarily, with full knowledge of all material facts.

(b) Revocation Period. You understand you may revoke this Agreement within seven days of its execution, by notifying the Company in writing of your desire to revoke the Agreement. If you revoke this Agreement, the Agreement will have no legal effect. The provisions of this Agreement including any payments due to you are not binding on the Company until eight days after the execution of this Agreement by you. This Agreement will become binding and enforceable on the eighth day after it is signed by you.

16. Indemnification. To the extent that you have performed your duties for Company in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company, Company agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties during your employment with Company; provided, that, you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.

17. It is the Company’s and your intention that this Agreement be effective as a full and final accord and satisfaction and release of each and every matter referred to by its terms. You and the Company acknowledge that you are each familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

You and the Company waive and relinquish any right and benefit which you and the Company have or may have under Section 1542 to the full extent that may lawfully be waived.

18. Complete Agreement. This Agreement reflects the final and complete Agreement between you and the Company with respect to the subjects addressed by it. This Agreement supersedes any and all prior agreements between you and the Company, including the Employment Agreement. No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of the Company and you.

19. Severability. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision. The provisions of this Agreement are severable.

20. Choice of Law. This Agreement will be governed by and construed according to the laws of the State of New York without regard to any choice of law provisions.

21. 409A Statement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). It will be interpreted in a manner intended to comply with Section 409A. References in this Agreement to a termination of your employment refer to the date you experience a “separation from service” within the meaning of Section 409A.

(a) This subsection applies only if you are a “specified employee” under Section 409A at the time of your separation from service with the Company. If you are, and if deferring the start of payments or benefits otherwise payable to you as a result of that separation is necessary to prevent an accelerated or additional tax under Section 409A, then the Company will defer starting to pay such to you until the date that is (i) six months following your separation from service or (ii) the earliest date permitted under Section 409A. At that point, all payments deferred pursuant to this subsection will be paid to you in a lump-sum and without any reduction in the payments or benefits ultimately given to you. This provision supersedes any terms in this Agreement to the contrary.

(b) Also, if any other payments of money or other benefits due to you under this Agreement could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits will be deferred if deferral will make them compliant with Section 409A. Otherwise, such payment or other benefits will be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax. This provision supersedes any terms in this Agreement to the contrary.

(c) To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, they will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A.

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Date: 1/1/11	/s/ Dave Johnson
Dave Johnson

WARNER/CHAPPELL MUSIC, INC.

Date: 1/1/11	By:	/s/ Paul Robinson